UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 5, 2015

Cedar Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31817	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY	11050-3765
(Address of principal executive offices)	(Zip Code)

(516) 767-6492

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 5, 2015, Cedar Realty Trust, Inc. (the “Company”) closed $100 million of new unsecured term loans consisting of a five-year $50 million term loan, maturing on February 5, 2020, and a seven-year $50 million term loan, maturing on February 5, 2022. The five-year term loan is initially priced at LIBOR plus 145 basis points (“bps”), and can range from LIBOR plus 130 bps to 190 bps based on the Company’s leverage ratio. The seven-year term loan is initially priced at LIBOR plus 170 bps, and can range from LIBOR plus 155 bps to 215 bps, also based on the Company’s leverage ratio. The loan agreement governing the term loans contains financial covenants including, but not limited to, maximum debt leverage, maximum secured debt, minimum fixed charge coverage, and minimum net worth. In addition, the loan agreement contains restrictions including, but not limited to, limits on indebtedness, certain investments and distributions. Although the term loans are unsecured, borrowing availability is based on adjusted net operating income of unencumbered properties, as defined in the loan agreement. The Company’s failure to comply with the covenants or the occurrence of an event of default could result in the acceleration of the related debt.

The Company also entered into forward interest rate swap agreements which convert the LIBOR rates to fixed rates for the new term loans beginning July 1, 2015 through their maturities. As a result, the effective fixed interest rates will be 2.9% for the five-year term loan and 3.4% for the seven-year term loan beginning July 1, 2015, based on the Company’s leverage ratio at closing.

Additionally, on February 5, 2015, the Company amended its existing $310 million unsecured credit facility, comprised of a $260 million revolving credit facility and a $50 million unsecured term loan, extending the maturity dates from August 1, 2016 to February 5, 2019 and from August 1, 2018 to February 5, 2020, respectively. Initial pricing for the revolving credit facility is LIBOR plus 150 bps and for the existing term loan is LIBOR plus 145 bps, reflecting a reduction of 25 bps and 10 bps, respectively. The pricing can range from LIBOR plus 135 bps to 195 bps for the revolving credit facility and can range from LIBOR plus 130 bps to 190 bps for the existing term loan, each based on the Company’s leverage ratio. The revolving credit facility may be extended for one additional year and, under an accordion feature, the entire credit facility may be increased to $750 million, subject to customary conditions and lending commitments.

Certain of the banks and financial institutions that are parties to the loan agreements, and their respective affiliates, have in the past provided, are currently providing and in the future may continue to provide, investment banking, commercial banking and other financial services to the Company in the ordinary course of business for which they have received and may in the future receive customary compensation.

The foregoing summary is qualified in its entirety by reference to the amended and restated loan agreements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by Item 2.03 is included in Item 1.01 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR REALTY TRUST, INC.

/s/ PHILIP R. MAYS
Philip R. Mays
Chief Financial Officer
(Principal financial officer)

Dated: February 11, 2015